UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported): April 6, 2006


                          LEUCADIA NATIONAL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                                    NEW YORK
                 (State or Other Jurisdiction of Incorporation)

               1-5721                                     13-2615557
      (Commission File Number)                (IRS Employer Identification No.)

         315 PARK AVENUE SOUTH
           NEW YORK, NEW YORK                              10010
(Address of Principal Executive Offices)                (Zip Code)

                                  212-460-1900
              (Registrant's Telephone Number, Including Area Code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01.  Entry into a Material Definitive Agreement.

(a) On April 6, 2006, Leucadia National Corporation (the "Company") entered into an agreement to indirectly acquire an interest (described below) in Premier Entertainment Biloxi, LLC ("Premier") by indirectly acquiring from AA Capital Equity Fund, L.P., ("AA Capital") and AA Capital Biloxi Co-Investment Fund, L.P., ("AA Investment", with AA Investment and AA Capital, together, the "Sellers"), all of Sellers' equity interest in Premier for a purchase price of $89 million. Premier is the owner of the Hard Rock Hotel and Casino Biloxi, located in Biloxi, Mississippi, which was severely damaged prior to opening by Hurricane Katrina and which, pending receipt of insurance proceeds, is to be rebuilt.

The acquisition will be made pursuant to a Unit Purchase Agreement by and among GAR, LLC, ("GAR"), the Sellers, HRHC Holdings, LLC, and the Company (the "Agreement"). Pursuant to the Agreement, GAR has agreed to acquire all of the Sellers equity interest in Premier, which, when added to GAR's existing equity interest in Premier, will represent 98% of the common equity of Premier on a fully diluted basis (the "Transaction"). The Company has agreed to fund GAR's acquisition of the Sellers' equity interest in Premier by purchasing, through a subsidiary, 100% of the Class B Common Units of GAR, representing approximately 45% of the total common units of GAR and (ii) 100% of the Class A Preferred Units of GAR (approximately $75 million at April 6, 2006), representing 100% of preferred units in GAR. Under the terms of the GAR operating agreement, the Company will control the Board of Managers of GAR and, as a result, under the Premier operating agreement, will control the board of Premier.

As a result of this $89 million investment, the Company will effectively purchase 44% of the fully diluted common equity of Premier and approximately $75 million principal amount of Premier's 17% preferred equity.

Consummation of the Transaction, which is expected to occur on or before May 4, 2006, is subject to "Approval of Acquisition of Control" by the Mississippi Gaming Commission.

Upon completion of the acquisition of the equity interests from Sellers, the Company has agreed to promptly commence a tender offer for all of the outstanding $160 million principal amount of 10-3/4% First Mortgage Notes due February 1, 2012 of Premier (the "Notes") issued under the Indenture, dated January 23, 2004, between Premier, Premier Finance Biloxi Corp. and U.S. Bank National Association, as trustee, at a price equal to 101% of the par value of the Notes. Such a tender offer will satisfy Premier's obligation under the indenture with respect to the right of noteholders to put the Notes to Premier as a result of the occurrence of a change of control (as defined in the indenture).

(b) On April 6, 2006, the Company acquired through a subsidiary, a 30% limited liability company interest in Goober Drilling, LLC, ("Goober Drilling") for aggregate consideration of $60 million, and agreed to lend to Goober Drilling and its subsidiaries, on a secured basis, up to $80 million to be used by Goober Drilling to finance new equipment purchases, construction costs, and to repay certain loans and other debt of Goober Drilling. The loan is being made pursuant to a Loan Agreement dated April 6, 2006, by and among, Goober Drilling, the subsidiaries of Goober Drilling and the Company and the equity investment was made pursuant to a Contribution Agreement dated April 6, 2006, by and among Goober Drilling, the Company and Goober Holdings, LLC.

Goober Drilling is an on-shore contract oil and gas drilling company based in Stillwater, Oklahoma that provides drilling services to exploration and production operating companies.


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
                                   SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 11, 2006

                                      LEUCADIA NATIONAL CORPORATION


                                               /s/ Barbara L. Lowenthal
                                              ----------------------------------
                                      Name:   Barbara L. Lowenthal
                                      Title:  Vice President














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